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                       [LETTERHEAD OF PEAT MARWICK LLP]


August 1, 1996


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Summagraphics Corporation (the Registrant prior to July 23, 1996) and, under the date of June 27, 1995, except as to notes 5 and 9 which are as of September 20, 1995, we reported on the consolidated financial statements of Summagraphics Corporation and subsidiaries as of May 31, 1994 and 1995 and for each of the years in the three-year period ended May 31, 1995. On July 23, 1996, our appointment as principal accountants was terminated. We have read the Registrant's (CalComp Technology, Inc.) statements included under Item 4 of its Form 8-K dated July 29, 1996. We agree with such statements except that we are not in a position to agree or disagree with the Registrant's statement that the change was approved by the audit committee of the board of directors.

Very truly yours,

/s/ KPMG Peat Marwick LLP
KPMG PEAT MARWICK LLP